Exhibit 4(b)

AMENDMENT

Dated as of September 21, 2005

To the Lenders parties to the Credit Agreement
and the Administrative Agent referred to below

Ladies and Gentlemen:

Reference is made to the $60,000,000 Amended and Restated Credit Agreement, dated as of June 30, 2005 (the "Credit Agreement"), among Entergy Corporation (the "Borrower"), the lenders parties thereto, and Bayerische Hypo- und Vereinsbank AG, New York Branch, as Administrative Agent ("Administrative Agent"). Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

Section 1. Amendments. The parties agree that, subject to the satisfaction of the conditions precedent to effectiveness set forth below, the Credit Agreement is, as of the date hereof, hereby amended as follows:

(a) Subsection (e) of Section 6.01 is amended and restated in its entirety to read as follows:

"(e) The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (e); or".

(b) Section 6.02 is amended and restated in its entirety to read as follows:

"SECTION 6.02. Remedies.

If any Prepayment Event or Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower."

Section 2. Conditions to Effectiveness. Section 1 of this Amendment shall be effective as of the date hereof when and if (i) the Borrower and the Majority Lenders shall have executed and delivered to the Administrative Agent executed counterparts of this Amendment, (ii) the representations and warranties of the Borrower set forth in Section 3 below shall be true and correct on and as of such date of effectiveness as though made on and as of such date, and (iii) the Borrower and each Significant Subsidiary shall have obtained an amendment similar in form and substance to this Amendment to each credit facility under which the bankruptcy of Entergy New Orleans would be a default.

Section 3. Representations and Warranties. The Borrower represents and warrants that (i) the representations and warranties contained in Article IV (other than Sections 4.01(e) and (f)) of the Credit Agreement, as amended hereby (with each reference therein to "this Agreement", "hereunder" and words of like import referring to the Credit Agreement being deemed to be a reference to this Amendment and the Credit Agreement, as amended hereby), are true and correct on and as of the date hereof as though made on and as of such date, (ii) the consolidated financial statements of the Borrower and its subsidiaries as of December 31, 2004 and for the year ended on such date, as set forth in the Borrower's Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of the Borrower and its subsidiaries as of March 31, 2005 and June 30, 2005 and for the fiscal periods ended on such dates set forth in the Borrower's Quarterly Reports on Form 10-Q for the fiscal quarters ended on such dates, as filed with the SEC, copies of each of which have been furnished to each Bank, fairly present (subject, in the case of such statements dated March 31, 2005 and June 30, 2005, to year-end adjustments) the consolidated financial condition of the Borrower and its subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its subsidiaries for the periods ended on such dates, in accordance with generally accepted accounting principles consistently applied, (iii) except as disclosed in the Borrower's Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2005 and June 30, 2005 and the Borrower's Current Report on Form 8-K filed with the SEC on September 20, 2005, since December 31, 2004, there has been no material adverse change in the financial condition or operations of the Borrower, (iv) except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, the Borrower's Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and the Borrower's Current Report on Form 8-K filed with the SEC on September 20, 2005, (A) there is no pending or threatened action or proceeding affecting the Borrower or any of its subsidiaries before any court, governmental agency or arbitrator that, if determined adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), operations, business, properties or prospects of the Borrower or on its ability to perform its obligations under this Agreement, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement and (B) there has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a material adverse effect, and (v) no event has occurred and is continuing, or would result from the execution and delivery of this Amendment, that constitutes a Prepayment Event or an Event of Default or that would constitute a Prepayment Event or an Event of Default but for the requirement that notice be given or time elapse or both.

Section 4. Effect on the Credit Agreement. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement, nor constitute a waiver of any provision of any of the Credit Agreement. Except as expressly amended above, the Credit Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Amendment shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

Section 5. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto, and all costs and expenses (including, without limitation, counsel fees and expenses), if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment or such other instruments and documents. In addition, the Borrower agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and any other instruments and documents to be delivered hereunder, and agrees jointly and severally to save the Lenders and the Administrative Agent harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

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If you consent and agree to the foregoing, please evidence such consent and agreement by executing and returning four counterparts of this Amendment to Thelen Reid & Priest LLP by facsimile transmission, Attention: Kimberly Reisler, fax no. 212-829-2116 no later than 5:00 p.m., New York City time, on Thursday, September 22, 2005.

Very truly yours,

ENTERGY CORPORATION

By /s/ Steven C. McNeal
Name: Steven C. McNeal
Title: Vice President and Treasurer

The undersigned hereby consent
and agree to the foregoing:

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH

By /s/ William W. Hunter
Name: William W. Hunter
Title: Director

By /s/ Shannon Batchman
Name: Shannon Batchman
Title: Director